Exhibit 23.4

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 on Energy XXI (Bermuda) Limited of our report dated May 24, 2007 with respect to the statements of revenues and direct operating expenses (the carve-out financial statements for Pogo) for each of the years in the three-year period ended December 31, 2006.

/s/ UHY LLP

Houston, Texas
June 19, 2007